SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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[ ]	Soliciting Material Pursuant to §240.14a-12

STERLING CONSTRUCTION COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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STERLING CONSTRUCTION COMPANY, INC.

2751 CENTERVILLE ROAD — SUITE 3131

WILMINGTON, DELAWARE 19803

(281) 821-9091

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	August 11, 2004

Place:	Offices of Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, TX 77073

Time:	3:00 p.m., local time

Purposes:	1.	To elect three Class III directors, each to serve for a term of three years and until his successor is duly elected and qualified;

	2.	To transact such other business as may properly come before the meeting.

The stockholders of record at the close of business on June 16, 2004 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

By Order of the Board of Directors
Roger M. Barzun, Secretary

July 16, 2004

YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
PROXY IN THE ENVELOPE PROVIDED. THE EXECUTION OF A PROXY
WILL NOT AFFECT A RECORD HOLDER’S RIGHT TO VOTE
IN PERSON IF PRESENT AT THE MEETING.

This proxy statement was first mailed to stockholders on or about July 19, 2004

GENERAL INFORMATION
PROPOSAL I — ELECTION OF DIRECTORS
Item 11. Executive Compensation
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PART IV
SUBMISSION OF STOCKHOLDER PROPOSALS

STERLING CONSTRUCTION COMPANY, INC.

2751 CENTERVILLE ROAD — SUITE 3131
WILMINGTON, DELAWARE 19803
(281) 821-9091

_______________________

PROXY STATEMENT

_______________________

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Sterling Construction Company, Inc., a Delaware corporation (“Sterling” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders to be held at 3:00 p.m. local time on August 11, 2004, at the offices of Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073 or at any adjournment thereof (the “Annual Meeting”). Proxies in the form enclosed will be voted at the Annual Meeting if they are properly executed, returned to the Company prior to the Annual Meeting and not revoked prior to the voting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as well as the Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2004, which contains financial statements and other information of interest to stockholders and accompanies the Notice of Annual Meeting and this Proxy Statement, is being mailed to stockholders on or about July 19, 2004.

Votes Required and Voting Procedure

Quorum. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Holders of shares of common stock present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether there is a quorum at the Annual Meeting.

Proxies. All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted FOR the election of the directors listed on the proxy and in the discretion of management as to any other matters to come before the Annual Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivering to the Secretary of the Company a written revocation, by submitting a subsequently dated proxy, or by voting in person at the meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Record Date. On June 16, 2004, the date for the determination of stockholders of record entitled to vote at the Annual Meeting, there were 5,326,858 shares of common stock, $.01 par value per share, outstanding and entitled to vote at the Annual Meeting. Each share of common stock entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

Vote Required. Of the holders of shares who are entitled to vote and who are present or represented by proxy at the Annual Meeting, the affirmative vote of the holders of a plurality of the shares voted is required for the election of the directors. This means that the two director nominees with the most votes will be elected.

Voting Procedure. The shares of holders who abstain from voting as to a particular matter, and shares held in “street” name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of a matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect in the voting on the election of the directors.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited on behalf of the Board of Directors. The expense of preparing, printing and mailing the form of proxy and the solicitation materials will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, and if deemed necessary, through a third party solicitation agent by means of personal interview, telephone, facsimile or e-mail. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of common stock and to forward solicitation materials to such beneficial owners. The Company will reimburse them for their reasonable out-of-pocket expenses incurred in such solicitation.

PROPOSAL I — ELECTION OF DIRECTORS

The By-laws of the Company provide for such number of directors as is determined from time to time by the Board of Directors. Section 2 of Article SEVENTH of the Amended and Restated Certificate of Incorporation of the Company provides that directors shall be divided into three classes, as nearly equal in number as reasonably possible; with each class having a full term of three years. The Company currently has a seven member Board of Directors. All directors hold office until the expiration of their terms and until their successors are duly elected and qualified, except in the case of death, resignation or removal of a director.

The Company has elected not to establish a standing nominating committee. In lieu of a nominating committee, the independent directors of the Company identify candidates to succeed each director whose term of office expires at the Annual Meeting of Stockholders. The independent directors evaluate the candidates’ qualifications and will recommend to the Board of Directors the candidates they have selected, which may include directors whose term of office is expiring. The full Board of Directors will nominate from among the candidates one person to succeed each director whose term of office expires at the Annual Meeting of Stockholders.

Three directors of the Company are to be elected as Class III directors for a three-year term. The nominees are Robert M. Davies, Maarten D. Hemsley and Christopher H.B. Mills. Mr. Davies has been a director of the Company since 1996; was the Company’s Chairman and Chief Executive Officer from May 1997 to July 23, 2001 and the Company’s President from May 1997 to January 1999. Mr. Hemsley has been a director of the Company since 1998 and serves as the Company’s Chief Financial Officer. He was previously a director and officer of the Company from 1988 until 1995. Mr. Mills was elected to the Board of Directors in July 2001 and serves as a member of the Audit Committee and Compensation Committee. Certain information with respect to the nominees’ ages and background is set forth below.

The persons named in the enclosed proxy will vote to elect each of the nominees named above unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the proxy holder may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. The enclosed proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board of Directors unanimously recommends a vote for the election of the nominees.

Director	Position	Age	Class	Director since
Nominees
Robert M. Davies	Director	53	III	Director since 1996; term expires 2004
Maarten D. Hemsley	Chief Financial Officer, Director	55	III	Director since 1998; term expires 2004
Christopher H.B. Mills	Director	51	III	Director since 2001; term expires 2004

Continuing Directors
Joseph P. Harper, Sr.	President, Director	58	I	Director since 2001; term expires 2005
Patrick T. Manning	Chairman of the Board, Chief Executive Officer, Director	56	I	Director since 2001; term expires 2005
John D. Abernathy	Director	67	II	Director since 1994; term expires 2006
Robert W. Frickel	Director	60	II	Director since 2001; term expires 2006

For information relating to shares of common stock owned by each of the nominees and the continuing directors, see “Security Ownership of Certain Beneficial Owners and Management,” below.

Business History of Nominees

Robert M. Davies. Mr. Davies was the Company’s Chairman and Chief Executive Officer from May 1997 to July 23, 2001 and was its President from May 1997 to January 1999. Mr. Davies had previously been a member of the Company’s Board of Directors from 1991 until 1994. From 1994 to March 1997, Mr. Davies was a Vice President of Wexford Capital Corporation, the investment manager to several private investment funds. Until 2003, Mr. Davies was Managing Director of Greenwich Power, LLC and currently is a Managing Director of Mezzanine Management LLC. He also serves as a director of event Resources LLC (a subsidiary of Cinergy Energy), and two private companies, Waterbury Companies and Industrial Acoustics Company, Inc.

Maarten D. Hemsley. Mr. Hemsley is Chief Financial Officer of the Company. He was re-elected to the Board of Directors of the Company in December 1998, having been an employee and/or director of the Company or SCPI in various capacities since 1988. In December 1995, he had resigned his positions with the Company and SCPI, but continued to provide consulting services to both companies through his wholly owned business, Bryanston Management, Ltd., a financial consultancy firm. Mr. Hemsley served as President, Chief Operating Officer and Chief Financial Officer of the Company until July 2001, and currently serves as Chief Financial Officer. Since 1993, Mr. Hemsley has been President of Bryanston Management, Ltd. Since January 2001, Mr. Hemsley has also been a consultant to (and since May 2002 an employee of) North Atlantic Value LLP (part of the JO Hambro Capital Management Group), an investment management company based in the United Kingdom, as Fund Manager of Leisure & Media Venture Capital Trust, plc. Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a public company that manufactures electronic controls, of Nu Nu Nurseries, plc, a public company that operates children’s nurseries in the United Kingdom, of Xn Checkout Holdings Plc, a public company that produces electronic point-of-sales systems in the United Kingdom, and of a number of privately-held companies in the United States and the United Kingdom. Mr. Hemsley is a UK Chartered Accountant.

Christopher H.B. Mills. Mr. Mills is a director of JO Hambro Capital Management Group Ltd. (“JOHCM”) and a Partner of North Atlantic Value LLP. Prior to founding JOHCM in 1993, Mr. Mills was employed by Montagu Investment Management and its successor company, Invesco MIM, as an investment manager and director, from 1975 to 1993. He is the Chief Executive of North Atlantic Smaller Companies Investment Trust plc, (“NASCIT”), an 11% stockholder of the Company, and of American Opportunity Trust plc. Mr. Mills also serves as a director of Lesco, Inc., a US public company that manufactures and sells fertilizer and lawn products.

Continuing Directors

John D. Abernathy. Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 to June 2004. From March 1991 to February 1994 he was the Managing Director of Summit, Solomon & Feldesman, a New York City law firm and from July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman LLP, a major public accounting firm. He is currently a director of the Company’s subsidiary, Steel City Products, Inc. (“SCPI”) and of Par Pharmaceutical Companies, Inc., a generic drug manufacturer. Mr. Abernathy is a certified public accountant.

Robert W. Frickel. Mr. Frickel is the founder and President of R.W. Frickel Company, P.C., a certified public accounting firm that provides audit, tax and consulting services primarily to the construction industry. Prior to the founding of the R.W. Frickel Company in 1974, he was employed by Ernst & Ernst. Mr. Frickel is a certified public accountant.

Joseph P. Harper, Sr. Mr. Harper is President and Chief Operating Officer of the Company. He is also Chief Financial Officer, Treasurer and Secretary of the Company’s majority-owned subsidiary, Sterling Houston Holdings, Inc. (“SHH”) and has been employed in that business since 1972. In July 2001 the Company increased its holdings of SHH to 80.1% (the “Sterling Transaction”) at which time Mr. Harper was elected to his current positions with the Company. Mr Harper is a certified public accountant.

Patrick T. Manning. Mr. Manning is Chairman and Chief Executive Officer of the Company. He joined SHH in 1971 and led its move into the Houston, Texas market in 1978. He is currently SHH’s President and Chief Executive Officer. Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the Board of Directors and as President from 1987 to 1993. Mr. Manning was elected Chairman of the Board and Chief Executive Officer of Sterling in July 2001.

Executive Officers

     The following are the names, ages, positions and a brief description of the business experience during the last five years of the executive officers of the Company and its subsidiaries who are not also directors of the Company, all of whom serve until they resign or are removed by the Board of Directors. The business histories of executive officers who are also directors (Messrs. Harper, Hemsley and Manning) are set forth above.

Roger M. Barzun (62): Vice President, Secretary and General Counsel. Mr. Barzun has been Vice President, Secretary and General Counsel of the Company since August 1991 and was a Senior Vice President from May 1994 until July 2001. Mr. Barzun has been a lawyer since 1968 and is a member of the New York and Massachusetts bars.

Terrance W. Allan (53): President and Chief Executive Officer, Steel City Products, Inc. (“SCPI”) Mr. Allan has been an officer of SCPI, a wholly-owned subsidiary, for more than the last five years. He was appointed President of SCPI in May 2000 and its Chief Executive Officer in May 2002.

Committees of the Board

     The standing committees of the Board of Directors consist of an Audit Committee and a Compensation Committee.

The Audit Committee
John D. Abernathy, Chairman
Robert W. Frickel
Christopher H.B. Mills

     The Audit Committee is the committee of the Board of Directors that is charged with assisting the Board of Directors in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. The Audit Committee reviews the Company’s financial reports and other financial information, the Company’s internal accounting and financial controls, its controls and procedures relating to public disclosure of information and the audit of the Company’s financial statements by the Company’s independent auditors. The Audit Committee held three meetings during the fiscal year ended December 31, 2003. For additional information concerning the Audit Committee, see “Report of the Audit Committee for the Fiscal Year Ended December 31, 2003”.

     The Board of Directors adopted an Audit Committee Charter on February 12, 2004, which is posted on the Company’s website.

     In accordance with the agreement to list the Company’s shares on the American Stock Exchange (“AMEX”) and to confirm with AMEX’s rules as to the independence of members of audit committees, the Company agreed that Mr. Frickel would resign from the Audit Committee immediately following the Company’s 2004 Annual Meeting of Stockholders. Assuming he is reelected as a director at that meeting, the Board intends to appoint Mr. Robert Davies to the Audit Committee to fill the vacancy created by Mr. Frickel’s resignation.

The Compensation Committee
Robert W. Frickel, Chairman
John D. Abernathy
Christopher H.B. Mills

     The Compensation Committee reviews and recommends the compensation of executive officers of the Company, and together with the Board of Directors, the grant of options. For additional information regarding the Compensation Committee, see “Report of the Compensation Committee for the Fiscal Year Ended December 31, 2003”. The Compensation Committee did not hold any meetings during the fiscal year ended December 31, 2003.

     The Board of Directors held five meetings during the Company’s fiscal year ended December 31, 2003. Mr. Mills did not attend three of the meetings of the Board of Directors and two of the meetings of the Audit Committee. Every other director attended all of the meetings of the Board of Directors while he was a director, as well as all meetings of committees of the Board of Directors on which he served.

     On February 12, 2004, the Board of Directors of the Company adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer as well as to those employees of its direct and indirect subsidiaries performing similar functions. The text of the Code of Ethics as well as the Company’s Audit Committee Charter can be found on the Company’s website at www.sterlingconstructionco.com

Item 11. Executive Compensation

     This item contains information about compensation, stock options and awards, employment arrangements and other information concerning the executive officers of the Company and of its subsidiaries, SHH and SCPI

Summary Compensation Table

     The following table sets forth all compensation for the 2003, 2002 and 2001 fiscal years allocated or paid on or before December 31, 2003 to those who served as the Company’s Chief Executive Officer during fiscal 2003 and to the other executive officers of the Company who were serving at the end of the 2003 fiscal year, for services rendered in all capacities to the Company and its subsidiaries and whose total annual salary and bonus exceeded $100,000 in fiscal 2003. Also included is the compensation paid to an executive officer of SCPI who is not an employee of the Company         .

		Annual Compensation			Long-term Compensation
				Other	Restricted	Securities
Name and Principal	Fiscal			Annual	Stock	Underlying	LTIP
Position	Year	Salary	Bonus	Compensation*	Awards	Options/SAR’s	Payouts	All Other
Patrick T. Manning(1)	2003	$200,000	$300,000	—	—	3,500	—	—
Chairman of the Board	2002	$225,000	—	—	—	3,500	—	—
& Chief Executive Officer	2001	$98,077	—	—	—	3,700	—	—

Joseph P. Harper, Sr.(2)	2003	$187,308	$300,000	—	—	3,500	—	—
President & Chief	2002	$225,000	—	—	—	3,500	—	—
Operating Officer	2001	$98,077	—	—	—	3,700	—	—

Maarten D. Hemsley(3)	2003	$88,651	—	—	—	—	—	—
Chief Financial	2002	$80,396	—	—	—	—	—	—
Officer	2001	$65,146	—	—	—	—	—	—

Terrance W. Allan(4)	2003	$145,308	$55,000	—	—	—	—	—
Chief Executive	2002	$177,424	$25,118	—	—	5,000	—	—
Officer-SCPI	2001	$124,385	$40,771	—	—	—	—	—

* Excludes perquisites and other personal benefits, securities or property, if the aggregate amount of such items of compensation was not in excess of the lesser of either $50,000 or 10% of the total annual salary and bonus of the named executive officer.

1.	In July 2001, Mr. Manning was elected Chairman of the Board and Chief Executive Officer of the Company. Except with respect to stock options and other stock awards, Mr. Manning is compensated by Texas-Sterling Construction, LP (“TSC”), a subsidiary of SHH, under a long-term employment agreement. Compensation in fiscal 2001 is included only for the period since July 2001.

2.	In July 2001, Mr. Harper was elected President and Chief Operating Officer of the Company. Except with respect to stock options and other stock awards, Mr. Harper is compensated by TSC, under a long-term employment agreement. Compensation in fiscal 2001 is included only for the period since July 2001.

3.	Mr. Hemsley has been Chief Financial Officer of the Company since July 2001.

4.	Mr. Allan is compensated only by SCPI, except with respect to stock options and stock awards.

Stock Option Grants in the Last Fiscal Year

     During fiscal 2003, employee stock options were granted by the Board of Directors to certain of the individuals named in the Summary Compensation Table, above, as follows:

STOCK OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Grants				Option Term
	Number of	% of Total Options
	Securities	Granted to
	Underlying Options	Employees in Fiscal	Exercise Price
Name	Granted (#)	2003	($/Share)	Expiration Date	5%	10%
Patrick T. Manning	3,500	5.8%	$3.05	August 20, 2013	$9,279	$21,098
Joseph P. Harper, Sr.	3,500	5.8%	$3.05	August 20, 2013	$9,279	$21,098

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information based upon the fair market value per share of the Company’s Common Stock at June 16, 2004 ($3.51), with respect to stock options held at that date by each of the individuals named in the Summary Compensation Table, above. The “value” of unexercised in-the-money options is the difference between the market value of the Common Stock subject to the options at June 16, 2004 and the exercise price of the option shares. During fiscal 2003, there were no option exercises by any of these individuals.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at June
	Options at June 16, 2004		16, 2004
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick T. Manning	2,180	8,520	$4,221	$11,056
Joseph P. Harper, Sr.	3,634	7,066	$7,036	$8,241
Maarten D. Hemsley	436,424	—	$904,307	—
Terrance W. Allan	28,250	2,500	$64,908	$5,025

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Mr. Patrick T. Manning. Mr. Manning is Chairman of the Board and Chief Executive Officer of the Company. TSC employs Mr. Manning under a three-year employment agreement dated July 18, 2001, which on its expiration in July 2004 was extended by the Board pending finalization of a new agreement. The agreement provides for a base annual salary of $200,000 and Mr. Manning is entitled to receive an annual bonus of $100,000 in respect of any fiscal year during which SHH achieves 75% or greater of approved budgeted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for such fiscal year, so long as budgeted EBITDA is at least equal to actual EBITDA achieved in the prior year. An additional incentive bonus is payable if actual performance exceeds budget; a total bonus of $300,000 was paid in respect of fiscal 2002 and a similar amount was paid in respect of fiscal 2003. The agreement also provides that Mr. Manning shall be subject to a non-compete provision for two years after employment with SHH ceases, payment for which shall be $1,000 per month for the twenty-four month period.

Mr. Joseph P. Harper Sr. Mr. Harper is President and Chief Operating Officer of the Company. TSC employs Mr. Harper under a three-year employment agreement dated July 18, 2001, which on its expiration in July 2004 was extended by the Board pending finalization of a new agreement. The agreement provides for a base annual salary of $200,000 for the first two years and $170,000 for the third year. Mr. Harper is entitled to receive an annual bonus of $100,000 in respect of any fiscal year during which SHH achieves 75% or greater of approved budgeted EBITDA for such fiscal year, so long as budgeted EBITDA is at least equal to actual EBITDA achieved in the prior year. An additional incentive bonus is payable if actual performance exceeds budget; a total bonus of $300,000 was paid in respect of fiscal 2002 and a similar amount was paid in respect of fiscal 2003. The agreement also provides that Mr. Harper shall be subject to a non-compete provision for two years after employment with SHH ceases, payment for which shall be $1,000 per month for the twenty-four month period.

Mr. Maarten D. Hemsley. Mr. Hemsley is Chief Financial Officer of the Company. He was employed by and was a director of the Company or SCPI for several years prior to 1995. In 1995, he resigned his positions with the

Company and entered into a consulting agreement with the Company through his wholly owned company, Bryanston Management, Ltd. In December 1998, Mr. Hemsley was again elected to the Board of Directors and was appointed President, Chief Operating Officer and Chief Financial Officer of the Company subject to an employment agreement at the same rate of compensation as the Bryanston consulting agreement of $85,000 per year (of which 10% was later deferred under a voluntary salary reduction, which deferral amount was converted into a subordinated note in July 2001). In December 1998, Mr. Hemsley also entered into a two-year employment agreement with a subsidiary of the Company, Oakhurst Technology, Inc. (“OTI”), which provided for an annual base salary of $40,000, plus a car allowance. Both the Sterling and OTI employment agreements expired on February 28, 2001. The Sterling employment agreement continued on a month-to-month basis until July 2001, when, in connection with the closing of the Sterling Transaction (as hereinafter defined) the agreement was amended to extend the employment period for one year at an annual base salary of $76,500. In July 2002, Mr. Hemsley’s employment agreement was extended for three years and his salary was increased to $85,000 per year.

Mr. Terrance W. Allan. Mr. Allan is President and Chief Executive Officer of SCPI. SCPI has an employment agreement with Mr. Allan that commenced May 1, 2000 that provided for a base salary of $133,000 with annual salary increases through September 2002. Payment of the increase due September 2001 and part of his regular salary was voluntarily deferred by Mr. Allan in light of the Chapter 11 filing of Ames Department Stores, one of SCPI’s largest customers. The deferral was reflected as an accrued liability of the Company. In January 2002, salary payments to Mr. Allan resumed at the contracted level and he began receiving payment of previously deferred amounts. In January 2002, the bonus provisions of Mr. Allan’s employment agreement were modified to reflect his participation in a new bonus plan for all members of SCPI’s management. Pursuant to the new bonus program, Mr. Allan is entitled to a profit-based bonus reflecting achievement of budgeted EBITDA. In addition, the new bonus program entitles all eligible employees of SCPI, including Mr. Allan, to a discretionary bonus of up to one-third of the profit-based bonus paid. The initial term of Mr. Allan’s agreement expired on September 30, 2003, but the agreement continues on a year-to-year basis unless either the Company or Mr. Allan elects to terminate it by giving notice of termination 90 days prior to September 30 in any year. In May 2004 Mr. Allan’s agreement was amended to extend his employment through September 30, 2005, with an increase in his compensation to $150,000 effective October 1, 2004.

Compensation of Directors

     Each director who is not an employee of the Company receives an annual fee of $12,500. Commencing April 1, 2003, the Chairman of the Audit Committee receives an additional fee of $7,500 per year. Directors receive no meeting fees, but are entitled to reimbursement for out-of-pocket expenses incurred in attending meetings. At June 14, 2004, fees due to directors for the quarter ended June 30, 2004 had been accrued but not paid.

REPORT OF THE AUDIT COMMITTEE FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

     Messrs. Abernathy, Frickel and Mills are members of the Audit Committee. The Committee operates under a written charter adopted by the Board of Directors in February 2004. The Audit Committee is charged with assisting the Board of Directors in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Management is responsible for preparing the Company’s financial statements, and the Auditors are responsible for auditing those financial statements. The Audit Committee has oversight responsibilities with respect to those two activities. The Audit Committee reviews the Company’s financial reports and other financial information, the Company’s internal accounting and financial controls, its controls and procedures relating to public disclosure of information, and the audit of the Company’s financial statements by the Company’s independent auditors.

     The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 (“Communication with Audit Committees”). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with them their independence from the Company and its management.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

     Upon the Company’s listing of its common stock on the American Stock Exchange, Mr. Frickel agreed to step down from service on the Audit Committee effective no later than the later of the Company’s 2004 stockholder’s meeting or October 31, 2004, as his accounting firm provides certain services to Sterling and SHH. Assuming he is reelected as a director at the 2004 Annual Stockholder’ Meeting, the Board proposes to appoint Mr. Robert Davies to fill the vacancy on the Audit Committee.

The Audit Committee:	John D. Abernathy, Chairman
Robert W. Frickel
Christopher H.B. Mills

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2003

     This report has been prepared by the Compensation Committee of the Board of Directors and addresses the Company’s compensation policies with respect to the Chief Executive Officer and executive officers of the Company in general for fiscal 2003. All members of the Committee are non-employee directors. During fiscal 2003 the Company had no operating business of its own, but was a holding company of other operating businesses. The Company has elected to include in the Summary Compensation Table certain information concerning an executive officer of SCPI, Mr. Allan, who is not, however, an executive officer of the Company and accordingly, a discussion of his compensation is included here. Reference is made generally to the information under the heading “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”.

Compensation Policy. The overall intent for executive compensation is to establish levels of compensation that (i) provide appropriate incentives in order to command high levels of individual performance and thereby increase the value of the Company to its stockholders, and (ii) are sufficiently competitive to attract and retain the skills required for the success and profitability of the Company. The principal components of executive compensation are salary, bonus and stock options.

Chief Executive Officer’s Compensation. The compensation Mr. Manning received after July 2001 was determined to be appropriate by the members of the Committee serving at the time based on the nature of the position; the expertise and responsibility that the position requires; the Chief Executive Officer’s experience in former employment; and the subjective judgment of the members of the Committee of a reasonable level of compensation.

Other Executive Officers. Mr. Allan is included in the Company’s disclosures relating to executive compensation because of his importance to the success of SCPI. Mr. Allan’s employment agreement was reviewed and approved by the Company’s Compensation Committee and by the SCPI Compensation Committee.

Salary. Since all of the executive officers named in the Summary Compensation Table are long-term employees of the Company and/or SCPI and SHH, their salaries in fiscal 2003 were based on the level of their prior salaries and the subjective judgment of the members of the Company’s and SCPI’s Compensation Committees as to the value of the executive’s past contribution and potential future contribution to the business.

Bonuses. Each of Mr. Manning and Mr. Harper is entitled to receive an incentive bonus of $100,000 in respect of any fiscal year during which SHH achieves 75% or greater of its approved budgeted EBITDA for such fiscal year, provided that budgeted EBITDA is not less than 100% of actual EBITDA for the preceding fiscal year. Additional incentive bonuses may be earned up to an aggregate of 100% of base salary if EBITDA exceeds budgeted EBITDA by 10%. In fiscal 2003 and fiscal 2002, those objectives were met, and accordingly, the maximum bonus payable was accrued at each year end. The 2002 bonus was paid in fiscal 2003 following approval by the Company’s Compensation Committee. The 2003 bonus was paid in 2004 following approval by the Company’s Compensation Committee.

     Until January 2002, the bonus payable to Mr. Allan under his employment agreement consisted of an Annual Management Bonus and an additional Annual Executive Bonus. The Annual Management Bonus was paid from a pool of funds for all members of SCPI’s management, equal to 8% of SCPI’s EBITDA. The Annual Executive Bonus was based on achievement of certain defined profit levels, which were not met in fiscal 2001. In 2002, Mr. Allan’s employment agreement was amended to provide for Mr. Allan’s participation in a new bonus plan for all members of SCPI’s management. Pursuant to the new bonus program, Mr. Allan is entitled to a profit-based bonus reflecting achievement of budgeted EBITDA. In addition, the new bonus program entitles all eligible employees of SCPI, including Mr. Allan, to a discretionary bonus of up to one-third of the profit-based bonus paid.

Stock Options. The Committee believes that stock ownership by executive officers is important in aligning management’s and stockholders’ interests in the enhancement of stockholder value over the long term. The exercise price of all outstanding stock option grants is equal to the market price of the common stock on the date of grant. In fiscal 2003, options were granted to certain executives in recognition of their performance.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. The Company’s compensation payable to any one executive officer (including potential income from outstanding stock options) is currently and for the foreseeable future unlikely to reach that threshold. In addition, because of the Company’s significant net operating loss carryforwards, the tax-deductibility of compensation payments is not currently an issue. However, should circumstances change, the Compensation Committee will study the matter and make recommendations to the Board of Directors.

The Compensation Committee:	Robert W. Frickel, Chairman
John D. Abernathy
Christopher H.B. Mills

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In July 2001, Messrs. Abernathy, Frickel and Mills were appointed the members of the Compensation Committee of the Company. Prior to July 2001 Mr. Davies was an executive officer of the Company, but none of the Company’s executive officers served as a director or member of the Compensation Committee (or any other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of the Company’s Compensation Committee.

     The Board of Directors intends that any transactions with officers, directors and affiliates will be entered into on terms no less favorable to the Company than could be obtained from unrelated third parties and that they will be approved by a majority of the Board of Directors who are independent and disinterested with respect to the proposed transaction.

     See also “Compensation of Directors” and “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

     Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

     Except as otherwise indicated in the footnotes, the Company believes that the beneficial owners of the common stock listed in the following tables, based on information furnished by such owners, have sole investment and voting power with respect to the shares of common stock shown as beneficially owned by them. The numbers and percentages assume for each person or group listed the acquisition of all shares as to which beneficial ownership may be acquired by such person or group (“Option Shares”) within sixty days of June 14, 2004, in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, but not the acquisition of Option Shares owned by any other person.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information at June 16, 2004 with respect to the beneficial ownership of shares of the Company’s common stock by each person (other than members of the Board of Directors or management) known to the Company to own beneficially more than 5% of the outstanding shares of common stock.

Name and Address	Number of Shares of
of Beneficial Owner	Common Stock		Percent of Class
North Atlantic Smaller Companies Investment Trust plc c/o North Atlantic Value LLP* Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	11.3%
JO Hambro Capital Management Group, Limited Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	11.3%
JO Hambro Capital Management Limited Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	11.3%
Christopher H. B. Mills c/o North Atlantic Value LLP* Ryder Court 14 Ryder Street London SW1Y 6QB, England	617,520	(1)(2)	11.6%
Growth Financial Services Limited c/o North Atlantic Value LLP* Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	11.3%

*	successor to JO Hambro Capital Management Limited

(1)	Of these shares, 605,520 were purchased at $1.50 per share in July 2001 as part of the Sterling Transaction. JO Hambro Capital Management Group Limited, JOHCM, Christopher H. B. Mills, Growth Financial Services Limited and NASCIT claim shared voting power of these shares pursuant to Amendment No. 1 to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002.

(2)	This number includes 12,000 shares issuable under outstanding stock options that are exercisable within sixty days of June 14, 2004 at $1.50 per share and 605,520 shares purchased by NASCIT at $1.50 per share in July 2001 as part of the Sterling Transaction.

Security Ownership of Management.

     The following table sets forth information at June 16, 2004 regarding beneficial ownership of common stock by the Company’s directors; the Chief Executive Officer of the Company and the other executive officers of the Company listed in the Summary Compensation Table above; and all directors and executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock		Percent of Class
John D. Abernathy	126,162	(1)	2.3%
Robert M. Davies	739,492	(2)	12.6%
Robert W. Frickel	9,000	(3)	*
Joseph P. Harper, Sr.	320,665	(4)	6.0%
Maarten D. Hemsley	527,812	(5)	9.2%
Patrick T. Manning	87,180	(6)	1.7%

Name of Beneficial Owner	Shares of Common Stock		Percent of Class
Christopher H.B. Mills	614,520	(3)	11.5%
Terrance W. Allan	28,750	(7)	*
Roger M. Barzun	42,161	(8)	*
All directors and executive officers as a group (9 persons)	2,495,742	(9)	38.5%

*	Represents beneficial ownership of less than one percent (1%)

1.	This number includes 93,166 shares that are issuable under outstanding stock options that are presently exercisable at prices ranging from $0.75 to $3.375 per share.

2.	This number includes 541,992 shares that are issuable under outstanding stock options that are presently exercisable at prices ranging from $0.50 to $2.75 per share, notwithstanding that such options are subject to a standstill agreement that provides that the options may not be exercised if the effect of such exercise would be to jeopardize the Company’s tax benefits.

3.	This number includes 9,000 shares issuable under outstanding stock options that are presently exercisable at $1.50 per share.

4.	This number includes 3,634 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.50 to $1.73 per share.

5.	This number includes 436,424 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $0.50 to $2.75 per share, notwithstanding that such options are subject to a standstill agreement that provides that the options may not be exercised if the effect of such exercise would be to jeopardize the Company’s tax benefits.

6.	This number includes 2,180 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.50 to $1.73 per share.

7.	This number includes 28,250 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $1.00 to $2.00 per share. Mr. Allan is an executive officer SCPI.

8.	This number includes 28,000 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $0.88 to $2.00 per share.

9.	This number includes 1,151,646 shares issuable under outstanding stock options that are presently exercisable at prices ranging from $0.50 to $3.375 per share, notwithstanding that 978,416 of such options are subject to a standstill agreement that provides that the options may not be exercised if the effect of such exercise would be to jeopardize the Company’s tax benefits.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Insiders”) to file reports of beneficial ownership and certain changes in beneficial ownership with the Securities and Exchange Commission and to furnish the Company with copies of those reports.

     Based solely on a review of those reports and amendments thereto furnished to the Company during fiscal 2003 or written representations by Insiders that no reports were required to be filed, the Company believes that during the Fiscal Year ended December 31, 2003 all Section 16(a) filing requirements applicable to the Company’s Insiders were satisfied.

Certain Relationships and Related Party Transactions

     In October 1999, certain shareholders of Sterling Houston Holdings, (“SHH”) exercised their right to sell a second tranche of equity securities to Oakhurst Technology, Inc. (a wholly owned subsidiary of the Company) (“OTI”) thereby increasing the Company’s consolidated equity ownership of SHH from 7% to 12%. The equity purchase was financed through the issuance of two notes. One of these notes reflecting loans in the amount of $559,000, was issued to Mr. Davies (the “First Note”) in which Mr. Hemsley had a participation of $116,000. The second of the notes in the amount of $800,000 (the “Manning Note”) was issued to James D. Manning, the brother of Patrick T. Manning and one of the SHH shareholders who sold SHH equity securities to OTI. The First Note provided for interest at 14% payable quarterly and was due in October 2000, however, no interest payments were made and the First Note was not repaid in October 2000. In connection with the July 2001 transaction in which the Company increased its ownership of SHH to 80.1%, (the “Sterling Transaction”), accrued unpaid interest in the amount of $134,000 on the First Note was added to the principal, the maturity date of the First Note was extended to

July 2005, and the interest rate was reduced to 12%. In connection with the Sterling Transaction, the Company also issued an additional four-year 12% promissory note to each of Messrs. Hemsley ($136,421) and Davies ($250,623) (the “Second Notes”) to repay certain amounts due to them by the Company or OTI, including deferred compensation, the fee (and related interest) owed to them in connection with the acquisition of the second tranche of SHH equity in October 1999, the fee due in July 2001 to them in connection with the Sterling Transaction and a fee for the extension of the First Note.

     In connection with the Sterling Transaction, the maturity date of the Manning Note also was extended to July 2005 and the interest rate was reduced from 14% to 12%. In consideration for the extension of the maturity date and interest rate reduction, Mr. James D. Manning received a zero coupon promissory note due in July 2005 with principal and interest payable at maturity in the aggregate amount of $187,000. Interest and principal on the First Note, the Second Notes and the Manning Note are payable prior to maturity only to the extent of cash available to Sterling for these payments and as permitted by institutional lenders to Sterling or its subsidiaries.

     After the Sterling Transaction, Mr. Harper and another officer of TSC purchased $300,000 and $100,000, respectively, of the Manning Note from Mr. James D. Manning. As a result, Mr. Harper now holds a separate note in the principal amount of $300,000, an officer of TSC holds a separate note in the principal amount of $100,000, and Mr. James D. Manning holds a note in the principal amount of $400,000, in each case, on the same terms and conditions as the Manning Note.

     In September 2003, the First Note, the Manning Note and the Second Notes were amended to provide for a maturity date that is the date the Company is required to purchase the remaining shares of SHH if the holders of those shares exercise their rights to sell such shares to the Company, and to provide for payment of those notes with a combination of cash and five-year notes of the Company.

     In December 2003 prepayments of accrued interest and principal were made to certain of these noteholders. Mr. Harper received a prepayment totaling $86,000 and Mr. Davies received a prepayment totaling $411,000. Mr. Hemsley declined any prepayment of his notes.

     Mr. James D. Manning is employed by an operating subsidiary of SHH under a three-year employment agreement commencing January 1999 pursuant to which he receives an annual salary of $75,000 plus $75.00 per hour for each hour worked in excess of 1,000 hours during any calendar year. In addition, Mr. James Manning is entitled to receive incentive compensation up to 100% of his base pay if certain financial goals are met. In fiscal 2003, Mr. James Manning earned the maximum bonus of $75,000. The employment agreement limits the ability of Mr. James Manning to compete for a period of two years after he ceases to be an employee if he terminates his employment without good cause or SHH terminates his employment for good cause, and for a period of one year after he ceases to be an employee if he terminates his employment for good reason or SHH terminates his employment without good cause; provided that these non-competition obligations may be avoided by Mr. James Manning if SHH terminates the employment agreement other than for good cause.

     In 1996, Mr. Patrick T. Manning, Mr. Harper and Mr. James D. Manning loaned $864,000 to SHH pursuant to notes bearing interest at the prime rate plus 2%. The final principal installments on these loans were paid in October 2001 (i) to Mr. James D. Manning in the amount of $240,000 plus accrued interest and (ii) to each of Mr. Patrick T. Manning and Mr. Harper in the amount of $24,000 plus accrued interest.

     Since March 2001 Mr. Hemsley has provided consulting services to (and since May 2002 has been an employee of) North Atlantic Value LLP (part of the JO Hambro Capital Management Group) as Fund Manager of Leisure & Media Venture Capital Trust plc, a fund that was not an investor in the Company or any of its affiliates.

     In December 2001, in order to strengthen SCPI’s working capital position, Sterling obtained funding in the amount of $500,000 from members of management and directors, including Messrs. Frickel, Harper and Hemsley, who loaned $155,000, $100,000 and $25,000, respectively. These notes are convertible into shares of common stock of the Company at a conversion price of $2.50 per share at any time prior to the maturity date in December 2004. The notes, which rank senior to debt incurred in the Sterling Transaction, bear interest at 12% which is payable monthly.

     In January 2003 certain members of management, including Messrs. Harper ($70,000) and Hemsley ($25,000), loaned an aggregate of $250,000 to SCPI for working capital. Under the original terms of the loan, interest at an annual rate of 10% was paid monthly, with a maturity date of July 2003. The maturity date was later extended to December 2003 with the addition of a guarantee by Sterling and was extended again to mature in July 2004, with an increase in the interest rate to 12%.

     In July 2001, Mr. Frickel was elected to the Board of Directors. He is President of R.W. Frickel Company, P.C., an accounting firm based in Michigan that performs certain accounting and tax services for SHH. Fees paid or accrued to R.W. Frickel Company for fiscal 2003 were approximately $60,000.

     Reference is made to information contained under the headings “Compensation of Directors,” “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” and “Compensation Committee Interlocks and Insider Participation”.

The following “Performance Graph” and the foregoing “Report of the Audit Committee” and “Report of the Compensation Committee on Executive Compensation” are not and shall not be deemed incorporated by reference into any filings of the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, by implication or by any reference in any such filings to this Proxy Statement.

Performance Graph

The following graph compares the percentage change in the Company’s cumulative total stockholder return on Common Stock for the last five years with (i) the Dow Jones Total Return Index, a broad market index, and (ii) the Dow Jones Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction, over the same period. Both indices are published in The Wall Street Journal.

The returns are calculated assuming the value of an investment of $100 in the Company’s common stock and in each index on the Company’s February 28, 1998 fiscal year-end and that all dividends were reinvested into additional shares of common stock; however, the Company paid no dividends during the periods shown. The graph lines merely connect the beginning and end of the periodic measuring dates and do not reflect fluctuations between those dates. The historical stock performance shown on the graph is not intended to, and may not be indicative of, future stock performance.

	Dow Jones Heavy	Dow Jones – Total Return	Sterling Construction
	Construction Index	Index	Company, Inc.
1998	100	100	100
1999	107	123	88
2000	126	111	79
2001	134	98	112
2002	111	76	117
2003	151	100	302

PART IV

Principal Accountant Fees and Services

     The following table sets forth the aggregate fees billed to the Company for the year ended December 31, 2003 by its current independent auditors, Grant Thornton LLP:

	FY 2003	FY 2002
Audit fees	$220,000	$171,000
Financial information systems design and implementation	—	—
All other fees	$21,400	$5,000

     Audit fees include the fees for the separate audit of SHH in 2003 and SHH and SCPI in 2002 as well as the consolidated audit of the Company and resolution of issues that arose during the audit process.

     Items included in the “All other fees” category include services related to the valuation of the Put and other matters. In fiscal 2002, the “All other fees” category included acquisition matters. The Audit Committee determined that services provided in the “All other fees” category did not impair the independence of Grant Thornton LLP.

INDEPENDENT AUDITORS

Grant Thornton, LLP has served as the Company’s independent auditors since September 2001 and was retained for fiscal 2002 and fiscal 2003.

A representative of Grant Thornton LLP is expected to be available at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the meeting other than the election of directors. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise act in accordance with their best judgment on such matters.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2005 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than March 1, 2005 in order to be considered timely received.

By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 11, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the “Company”) to be held on August 11, 2004 at 3:00 p.m. local time at the offices of Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073 or at any adjournment thereof (the “Annual Meeting”) and the Board of Directors’ Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Patrick T. Manning, Joseph P. Harper, Sr. and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

[X] Please mark your votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR such election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All matters are proposed by the Company.

1.	Election of three directors (or if the nominee is not available for election, such substitute as the Board of Directors may designate).

Nominees	Class	Term
Robert M. Davies	III	Three years
Maarten D. Hemsley	III	Three years
Christopher H.B. Mills	III	Three years

FOR ALL NOMINEES	[ ]
WITHHOLD FROM ALL NOMINEES	[ ]

[ ]

INSTRUCTION: To withhold authority for any individual nominee, write the nominee’s name in the space provided above.

If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side — you need not mark any boxes.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting, or any adjournment thereof.

FOR[ ]	AGAINST[ ]	ABSTAIN[ ]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please sign exactly as your name appears hereon. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.